BELL SPORTS CORP.
                           EXHIBIT 11 - STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, Except Per Share Amounts)



                                                June 29,   July 1,    July 2,
                                                 1996 (1)   1995       1994
                                               ------------------------------
Net (loss) income                              $(12,375)  $ (3,443)  $ 10,459

Net effect of convertible subordinated
debentures (using the if-converted method)        2,427      2,609      1,564

                                               ------------------------------

Adjusted net (loss) income                     $ (9,948)  $   (834)  $ 12,023
                                               ==============================

Weighted average number of common
and common equivalent shares
outstanding - primary                            13,838      8,178      8,245

Additional shares assuming conversion of
convertible subordinated debentures               1,595      1,595        997
                                               ------------------------------

Adjusted average shares outstanding for
fully diluted computation                        15,433      9,773      9,242
                                               ==============================

Per share amount - fully diluted               $  (0.64)  $  (0.09)  $   1.30
                                               ==============================